SUBJECT: 401(k) Savings & Retirement Plan  EFFECTIVE DATE: 7/1/97












                  SUMMARY PLAN DESCRIPTION

                         FOR THE

                 WSFS FINANCIAL CORPORATION

              401(K) SAVINGS & RETIREMENT PLAN













THE PLAN AS OUTLINED IN THIS SUMMARY PLAN DESCRIPTION IS GOVERNED
IN EVERY RESPECT BY THE WORDING OF THE FULL PLAN DOCUMENT, WHICH
IS AVAILABLE FOR INSPECTION BY ALL PLAN PARTICIPANTS.  IN THE
EVENT OF ANY CONFLICT, THE PLAN DOCUMENT SHALL PREVAIL.






                                                       Page 507:i

SUBJECT: 401(k) Savings & Retirement Plan  EFFECTIVE DATE: 7/1/97




                          TABLE OF CONTENTS


                                                             Page
                                                             ____


Background                                                  507:1

Purpose of Summary Plan Description                         507:1

Participation and Eligibility                               507:2

Enrollment                                                  507:2

Contributions to the Plan                                   507:3

Investment of Funds                                         507:7

Vesting                                                     507:9

Payment of Benefits and Distribution                       507:10

Loans and Withdrawals                                      507:14

Administration of and Responsibility for Your Plan         507:15

Miscellaneous Information                                  507:16

Employee Retirement Income Security Act (ERISA)            507:19

                            BACKGROUND

         Wilmington Savings Fund Society, FSB originally created a Profit Sharing Plan and Trust on October 1, 1969, which was known as the Wilmington Savings Fund Society Incentive Plan (the "Savings Plan"). The Plan was amended and restated effective January 1, 1984 to become the Wilmington Savings Fund Society Thrift Plan (the "Thrift Plan"), under which Associates were required to make after-tax contributions. The Plan was amended effective January 1, 1988, to become a Section 401(k) Plan.

         Design changes were made to the Plan effective July 1, 1993, while amending the Plan to comply with certain tax changes. Additional changes were made to the Plan effective January 1, 1995 and July 1, 1997 to enhance benefits for Associates. WSFS Financial Corporation ("WSFS") has made these changes with the best interests of Associates in mind and will continue to make changes, as appropriate. The Plan is currently referred to as the WSFS Financial Corporation 401(k) Savings & Retirement Plan (the "401(k) Plan" or the "Plan").

         The sponsor for the Plan is WSFS. The related participating companies include Wilmington Savings Fund Society,
FSB; WSFS Credit Corporation; Community Credit Corporation; and
838 Investment Group (all of which may be referred to as the "Related Companies" or "WSFS").

         This Plan and all prior plans were and are established and continue to be maintained for the sole benefit of eligible Associates. The purpose of the Plan is to provide retirement benefits for Associates of WSFS and its Related Companies.


                 PURPOSE OF SUMMARY PLAN DESCRIPTION

         As a participant in the 401(k) Plan, you are entitled to know exactly what your Plan will provide in the way of retirement and other benefits. This document is intended to explain the general provisions of your Plan in simple and understandable language. The Plan is legally governed by a Plan and Trust Agreement which has been written to comply with the Employee Retirement Income and Security Act of 1974 ("ERISA"), and the qualified plan rules of the Internal Revenue Code of 1986. In the case of any conflict, the language of the Plan and Trust Agreement is controlling, rather than this Summary Plan Description. The following information is intended to provide you with a greater understanding of your benefits and your rights under the Plan.

                    PARTICIPATION AND ELIGIBILITY

QUESTION:  WHEN AM I ELIGIBLE TO MAKE PRE-TAX CONTRIBUTIONS TO
           THE PLAN?

Answer: You are eligible to participate in the Plan on the first day of the month after you complete one year of service (during which you worked at least 1,000 hours) if you have attained age 21. Both full-time and part-time Associates who satisfy the eligibility requirements may participate in the Plan. Peak-time Associates are not eligible to participate in the Plan.

QUESTION:  IS THERE ANY OTHER WAY I MAY PARTICIPATE IN OR SHARE
           IN THE PLAN?

Answer: Yes. WSFS may also make Matching Contributions and Discretionary Profit-Sharing on your behalf to the Plan, as more fully described on pages 507:5 - 507:6. Also, Flex Dollars ("Flex $'s") which you do not spend under the WSFS Beneflex Plan will be transferred to the 401(k) Plan, as further discussed on page 507:6.

                              ENROLLMENT

QUESTION:  HOW DO I BEGIN MAKING PRE-TAX CONTRIBUTIONS TO THE
           PLAN?

Answer:    You complete a 401(k) Enrollment Form (available from
           Human Resources) and state the portion of your compensation that you wish to contribute to the Plan.
           On the Enrollment Form, you also allocate your contribution to the various investments available under the Plan and designate a beneficiary.

QUESTION:  FOR PURPOSES OF THE PLAN, WHAT DOES COMPENSATION MEAN?

Answer: Effective July 1, 1997, your compensation for purposes of making Associate Savings Contributions is the total Form W-2 compensation paid to you while you are a Participant in the Plan. This INCLUDES overtime, commissions and bonuses, as well as amounts you contribute from your pay to participate in certain WSFS benefits. This definition EXCLUDES any severance payments and some fringe benefits (such as imputed income for group term life insurance, and relocation benefits). After July 1, 1997, this same definition of compensation also applies in determining any Discretionary Profit-Sharing Contributions. Any gross wages in excess of federally-set limits ($150,000 in 1997) cannot be included in calculating your compensation for purposes of this Plan.

QUESTION:  MUST I TAKE ANY ACTION TO BE ENTITLED TO WSFS
           CONTRIBUTIONS?

Answer: No. You will automatically be entitled to any Discretionary Profit-Sharing Contributions once you satisfy all eligibility requirements. Matching Contributions are also automatically made by WSFS if you make Associate Savings Contributions.

QUESTION:  IF I LEAVE WSFS AND AM LATER REHIRED, WHEN CAN I
           RE-ENTER THE PLAN?

Answer: If your employment terminates AFTER you are eligible to make Associate Savings Contributions, you are IMMEDIATELY eligible to participate in the Plan for Associate Savings Contributions upon your re-employment without regard to the length of your absence of employment. If your employment terminates BEFORE you are eligible to make Associate Savings Contributions, you must satisfy the general Year of Service and age 21 requirements (see page 507:2) before you may begin to participate in the Plan.


                      CONTRIBUTIONS TO THE PLAN

QUESTION:  WHO MAKES CONTRIBUTIONS TO THE PLAN?

Answer: Both you and WSFS may make contributions to the Plan on your behalf, as discussed above. You may make pre-tax Associate Savings Contributions to the Plan by completing a 401(k) Enrollment Form. You may also make qualified Rollover Contributions of amounts which you may have accumulated with another employer under another qualified retirement plan.

           The Plan Administrator will establish and maintain the following separate accounts on your behalf:

                --  Associate Savings Contribution Account;

                --  Rollover Account;

                --  Matching Contribution Account;

                --  Discretionary Profit-Sharing Base
                    Contribution Account;

                --  Discretionary Profit-Sharing Supplemental
                    Contribution Account;

                --  Excess Flex $ Contribution Account; and

                --  After-Tax Contribution Account.  (This
                    Account includes after-tax Contributions made to the Plan prior to January 1, 1988. Making after-tax Contributions has not been an option of the Plan since January 1, 1988.)

QUESTION:  HOW DO I MAKE ASSOCIATE SAVINGS CONTRIBUTIONS TO THE
           PLAN?

Answer: You may elect to contribute between 1% and 15% of your Compensation to the Plan through completion of a 401(k) Enrollment Form. These contributions are made through regular payroll deductions and are referred to as your Associate Savings Contributions. You will always be 100% vested in all Associate Savings Contributions (see page 507: 9 for further information about vesting). Once an Enrollment Form is completed, it will remain in effect until you submit a change. Therefore, if your salary changes, the dollar amount of your payroll deduction will automatically change to maintain the same percentage contribution.

           AS A RESULT OF THE TAX REFORM ACT OF 1986, IN NO EVENT MAY YOUR ASSOCIATE SAVINGS CONTRIBUTIONS EXCEED $9,500 IN THE 1997 CALENDAR YEAR. THIS LIMIT IS REVIEWED EACH YEAR BY THE IRS. ANY CHANGE TO THE LIMIT WILL BE ANNOUNCED BY THE PLAN ADMINISTRATOR.

           Depending upon the level of participation in the Plan, Associate Savings Contributions may be adjusted downward for some "highly compensated employees," as defined under the federal tax rules, to comply with certain IRS requirements. You will be individually notified if your contributions must be adjusted.

QUESTION:  WHEN CAN I STOP OR CHANGE MY ASSOCIATE SAVINGS
           CONTRIBUTION?

Answer: You may elect to stop, or change the percentage of, your contribution to the Plan by submitting the appropriate form to Human Resources by the first of the month in which the change is to be effective. If you stop contributing to the Plan, you may not begin contributing again until the first of the month after you submit a new Enrollment form to Human Resources.

QUESTION:  HOW DOES WSFS CONTRIBUTE TO THE PLAN?

Answer:    WSFS will make Matching Contributions on Associate
           Savings Contributions and may also make Discretionary
           Profit-Sharing Contributions to the Plan.  These
           Contributions are described below.

QUESTION:  WHAT MATCHING CONTRIBUTIONS ARE MADE BY WSFS?

Answer: To encourage you to save for your retirement, WSFS provides a Matching Contribution equal to $1.00 for each dollar of your Associate Savings Contribution, up to 5% of your Compensation. You receive Matching Contributions for each payroll period in which you make Associates Savings Contributions to the Plan. Matching Contributions are made in cash and are invested in WSFS Common Stock.

           The amount of the Matching Contribution, the investment in stock for the Matching Contribution, and/or the level of Associate contributions to be matched for each Plan Year may be discontinued or changed upon the recommendation of the Plan Administrator, and approval by the Board of Directors of WSFS at any time, within its sole discretion, effective as of the first day of any calendar quarter after announcing the change. Matching Contributions become vested as explained on page 507:9.

QUESTION:  WHAT DISCRETIONARY CONTRIBUTIONS ARE MADE BY WSFS?

Answer: WSFS may also make Discretionary Profit-Sharing Contributions to the Plan. Both Discretionary Base and Supplemental Contributions will be made upon the recommendation of WSFS and as approved by the Board of Directors of WSFS, based upon the financial performance of WSFS. Your eligibility to receive Discretionary Profit-Sharing Contributions begins on the same day as your eligibility to make Associate Savings Contributions.

           You may be entitled to receive Discretionary
           Profit-Sharing Contributions (even if you do not elect to make Associate Savings Contributions) in accordance with the rules described below:

           a. Base Contributions. You will be entitled to a Base Profit-Sharing Contribution for each calendar quarter in which the Board approves such contributions. You MUST BE ELIGIBLE TO PARTICIPATE IN THE PLAN (see page 507:2 for eligibility rules) AND BE EMPLOYED ON THE LAST DAY OF EACH QUARTER to receive a Base Contribution for that quarter.

                 Base Profit-Sharing Contributions are allocated among eligible Participants as a flat percentage of your compensation (see page 507:2 for the definition of "compensation"). This percentage will be reviewed annually by management and the Board and may change depending upon the financial performance of the Bank. The Discretionary Base percentage for 1997 (effective July 1) has been set at 2%.

           b. Supplemental Contribution. This feature of the Plan allows for special profit-sharing contributions to the Plan that may be made from time to time as recommended by WSFS and approved by the Board. You MUST HAVE WORKED AT LEAST 1,000 HOURS in the Plan Year AND BE EMPLOYED ON THE LAST DAY OF THE PLAN YEAR for which the contribution is made to receive a Supplemental Contribution.

           For purposes of both Base and Supplemental Profit-Sharing Contributions, Associates not employed on the last day of the applicable calendar quarter or Plan year will not be entitled to share in any discretionary contributions, unless they retired, died, or became disabled in such calendar quarter or Plan Year.

           All Profit-Sharing Contributions are invested in WSFS
           Common Stock.

QUESTION:  HOW ARE EXCESS FLEX $ TRANSFERRED TO THE 401(K) PLAN?

Answer: The WSFS Beneflex Plan provides you with Flex $ to use to purchase medical and certain other non-taxable benefits. If you do not spend your entire Flex $ credit on benefits, excess credits are automatically transferred to a separate Excess Flex $ Contribution Account in the 401(k) Plan. Your excess Flex $ will be contributed to the Plan, even if you have not satisfied the normal one year of service, 1,000 hour or age 21 eligibility requirements.

QUESTION:  WHAT ARE THE PRINCIPAL ADVANTAGES OF PARTICIPATING IN
           THE PLAN?

Answer: FIRST, when you elect to have a portion of your salary contributed to the Plan, these contributions are made on a BEFORE-TAX basis. Federal and most state income taxes do not apply to Associate Savings Contributions, or any earnings thereon, until you receive a distribution from the Plan. Therefore, by partici-pating in the Plan you can SAVE MORE MONEY ON A TAX-DEFERRED BASIS THAN IF YOU SAVED THE SAME PERCENTAGE OF YOUR NET TAKE-HOME PAY OUTSIDE THE PLAN. Your Associate Savings Contributions remain subject to FICA taxes and state taxes in some states (such as Pennsylvania, which taxes Associate contributions to the 401(k) Plan). You may wish to consult with your tax advisor concerning the full tax implications of making contributions to the Plan.

           SECOND, if you make Associate Savings Contributions, WSFS will make Matching Contributions to the Plan on your behalf. Over a period of time the tax advantage of Associate Savings Contributions PLUS the Matching Contributions can significantly increase your retirement savings.

QUESTION:  MAY I MAKE AFTER-TAX CONTRIBUTIONS TO THE PLAN?

Answer:    No.  Only pre-tax contributions are permitted.

QUESTION:  MAY I ROLL OVER A DISTRIBUTION FROM ANOTHER PLAN?

Answer: The Plan Administrator may authorize the Plan to accept Rollover Contributions or Direct Rollovers from another qualified plan for any Associate, whether or not the Associate is eligible to participate in the Plan, in accordance with the terms of the Plan. You will always be 100% vested in any Rollover or Direct Rollover Contributions. You may contact the Human Resources Department to obtain more details regarding Rollovers and Direct Rollovers.

QUESTION:  HOW DO I SHARE IN THE GROWTH OF MY PLAN?

Answer: The assets of the Plan are valued daily and your Accounts will be increased or decreased in accordance with the performance of the investment vehicle in which such assets are invested. You will receive a statement after the end of each calendar quarter providing details of your Account balances, contributions and earnings during the quarter, etc.


                           INVESTMENT OF FUNDS

QUESTION:  HOW ARE MY CONTRIBUTIONS INVESTED?

Answer: You can invest your Associate Savings, Rollover, and Excess Flex $ Contributions in any or all of the Plan's investment funds. These contributions are transmitted to the Trustee in cash within a reasonable period of time after the close of each pay period.
           The Trustee will invest these contributions in the investment fund or funds selected by you. Certain funds are intended to produce steady growth, while others provide you with the opportunity for more growth but carry increased investment risk.

           As a Plan participant, it's up to you to decide on the investment options that are right for you. You can elect to invest all of your savings in one fund, or in any combination of the funds. Details about the Plan's investment funds, including performance histories, are available from the Human Resources Department. Updated performance information is distributed monthly to all locations for posting.

           The Plan Administrator reserves the right to change the investment funds that are made available under the Plan at any time.

           As noted above, you decide how to invest your savings, but bear in mind that some Funds may not provide as high of a rate of return as others. All Funds involve different levels of security and risk for your contributions and are SUBJECT TO FLUCTUATION. You should carefully review the materials concerning all Funds prior to making any investment decisions. BECAUSE YOU MAKE THE INVESTMENT DECISIONS, THE PLAN'S FIDUCIARIES ARE NOT RESPONSIBLE FOR LOSSES THAT RESULT FROM YOUR INVESTMENT INSTRUCTIONS.

QUESTION:  HOW ARE WSFS CONTRIBUTIONS MADE TO THE PLAN?

Answer: All WSFS Matching Contributions and Discretionary Profit-Sharing Contributions are paid to the Plan in cash, which is automatically invested in WSFS stock. After WSFS contributions are credited to your account, you may change the investment of such contributions, as discussed below; therefore, you have full investment discretion regarding WSFS Contributions after they are made to the Plan.

QUESTION:  WHEN MAY I CHANGE MY INVESTMENT ELECTIONS?

Answer: You may change your investment elections for FUTURE CONTRIBUTIONS and/or transfer your EXISTING BALANCES by using the Voice Response Information Network 1-800 number. Changes in the investment of future contributions will be enacted for the next available pay period. Transfers among existing investments are completed within two business days (for mutual funds) to three business days (for WSFS Stock) after the request.

           Information regarding the 1-800 number and instructions for its use are available from the Human
           Resources Department.

QUESTION:  WHO EXERCISES VOTING RIGHTS WITH REGARD TO THE SHARES
           OF WSFS STOCK ALLOCATED TO MY ACCOUNTS?

Answer: The Trustee will vote all shares of WSFS stock allocated to your Accounts in accordance with your voting instructions. Any shares not voted by Participants will be voted in the same percentages as instructions for voted shares. The Trustee will vote all other investments allocated to your Accounts at their discretion.


                               VESTING

         In order to understand how the Plan works, you must understand what vesting means. The purpose of any retirement plan is to provide income at retirement, disability or death. Therefore, unless you have worked for some length of time for WSFS, you will not be entitled to participate in or to obtain all of the benefits of the Plan. Once your benefits have vested, it means that they are "non-forfeitable" and can never be taken away from you.

     -- You are always 100% vested in your Associate Savings, Rollover, Excess Flex $, and After-Tax Contributions
        Accounts.

     -- If you were hired on or prior to June 30, 1993, you are ALSO 100% vested in all balances in your Matching, Discretionary Base and Discretionary Supplemental
        Contributions accounts.

     -- If you were hired on or after July 1, 1993, you will be 100% vested in your Matching, Discretionary Base and Discretionary Supplemental Contributions accounts when you complete 5 years of vesting service.


     Your accounts are partially vested, prior to being fully vested, in accordance with the following schedule:

            Vesting Service               Percentage Vested
            _______________               _________________

            Less than 1 year                     0%
            1 year but less than 2 years        20%
            2 years but less than 3 years       40%
            3 years but less than 4 years       60%
            4 years but less than 5 years       80%
            5 years or more                    100%

    -- Your accounts will become 100% vested if you should die or become disabled prior to retirement or other separation from WSFS service.

QUESTION:  WHAT IS THE DEFINITION OF "VESTING SERVICE"?

Answer: For purposes of vesting, a year of service is every Plan year (calendar year) in which you work at least 1,000 hours. All of your service time, including your one-year eligibility "waiting period, " is counted when calculating vesting service.

QUESTION:  IS IT POSSIBLE FOR ANY OF MY VESTED BENEFITS TO BE
           FORFEITED?

Answer: No. A vested benefit is a "non-forfeitable" benefit which belongs to you.

QUESTION:  WHAT HAPPENS TO FORFEITED (NON-VESTED) BENEFITS?

Answer: If your employment is terminated for any reason other than retirement, death or disability, any amounts credited to your Matching, Discretionary Base and Discretionary Supplemental Contribution Accounts which are not vested will be immediately forfeited. All Matching, Discretionary Base and Discretionary Supplemental Contributions which are forfeited will be used to reduce WSFS's future Matching obligations, or to reduce Plan administrative costs, at the discretion of the Plan Administrator.

           If you terminate employment, receive a distribution, and are later reemployed by WSFS or a Related Company, you may in some cases be able to have your forfeited benefits restored to you. Contact Human Resources for further details.


               PAYMENT OF BENEFITS AND DISTRIBUTION

QUESTION:  WHEN CAN I RECEIVE MY BENEFITS?

Answer:    Benefits are payable when any of the following occurs:

           (a) Normal Retirement - You are entitled to retire and receive the full amount in your Accounts upon attaining age 65 or completing 5 years of parti-cipation in the Plan, whichever is later.

           (b) Late Retirement - If you continue working for WSFS beyond age 65, the payment of your benefit will normally be deferred until after you stop working for WSFS. If you have stopped working for WSFS, YOU MUST BEGIN RECEIVING BENEFITS no later than the April 1st following the calendar year in which you attain AGE 70-1/2.

           (c) Early Retirement - Upon attaining age 55 and completing 5 years of Vesting Service under the Plan you are 100% vested, and are entitled to retire and receive the full amount in your accounts.

           (d)  Disability - If you become totally and
                permanently disabled while working for WSFS, you will become fully vested in your Accounts and may request the payment of your benefits. A disability will generally mean the inability to perform the responsibilities of the position you held prior to such disability which lasts for a period of at least six months. The Plan Administrator will determine if a disability exists with the advice of a physician.

           (e)  Separation from Service - If you leave
                employment for a reason other than death, disability, or retirement you are entitled to receive the VESTED PORTION of your Accounts.

           (f)  Death - see page 507:12.

           When you separate from service with WSFS upon the occurrence of any of the above events, your vested Account balances will generally be paid to you or your beneficiary approximately 60 days after the last day of the calendar quarter that follows the occurrence of such event, or 60 days after the last day of the quarter in which all forms are submitted to direct the payment of your benefit, if later.

QUESTION:  HOW DO I FILE A CLAIM FOR BENEFITS (I.E., A
           DISTRIBUTION) FROM THE PLAN?

Answer: You may apply for benefits by completing and filing with the Plan Administrator an application for benefits on a form supplied by the Plan Administrator. In the event of a denial of a claim, the Plan Administrator will give written notification to you or your beneficiary, within 90 days after your claim is received, of the basis for denial of the claim. If you do not receive notice during this 90 day period, you may assume the claim was denied and you may request a review of the denial as discussed below. Under special circumstances an extension of 90 days will be allowed for processing a claim. If addi-tional time is required, you will be given notice of any such extension, stating the special circumstances involved and the date a decision is expected.

QUESTION:  IS THERE A REVIEW PROCEDURE IF MY CLAIM IS DENIED?

Answer: Yes. You or your beneficiary will have the right to request a review of your claim for benefits. Such a request must be in writing, and must contain you or your beneficiary's reasons for making the request and may contain any additional facts or documents that you or your beneficiary would like to be considered. This request must be filed within 60 days after notification of a denial of a claim for benefits. Within 60 days after receipt of a notice of appeal, the Plan Administrator will establish a hearing date where you may present your claim to a Named Appeals Fiduciary appointed by the Board of Directors of WSFS or by the Plan Administrator. The Named Appeals Fiduciary, after reviewing the basis of the appeal, will thereafter make a final decision which will be communicated to you or your beneficiary and which decision will be binding on all parties. In no event may a decision or review be rendered more than 120 days after the receipt of a request for a review.

QUESTION:  WHAT HAPPENS TO MY BENEFITS IF I DIE?

Answer: MARRIED PARTICIPANTS. If you die before retirement or other termination of your employment, the Plan will pay the total value of your Accounts in a single lump sum payment or in installments to your spouse. Either annual, semi-annual or quarterly installment payments may be elected by your spouse after your death. If an installment payment is elected, an annuity may be purchased for this purpose.

           A married participant may elect to designate an individual other than, or in addition to, his or her spouse as the beneficiary of his or her Accounts upon death. This action is accomplished by completing a form provided by the Plan Administrator.

           IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN, OR
           IN ADDITION TO, YOUR SPOUSE, YOUR SPOUSE MUST CONSENT
           TO WAIVE ANY RIGHT TO THE DEATH BENEFIT.  YOUR
           SPOUSE'S CONSENT MUST BE IN WRITING AND WITNESSED BY A
           NOTARY PUBLIC.

           Since your spouse participates in these elections and has certain rights in the death benefit, you should immediately report any change in your marital status to the Plan Administrator.

           SINGLE PARTICIPANTS. If you are not married at the time of your death, the total value of your Accounts will be paid in a single lump sum payment or in installments to the person or persons you have chosen as your beneficiary or beneficiaries. If you have not chosen a beneficiary, the value of your Accounts will be paid to your estate.

QUESTION:  IN WHAT FORM ARE RETIREMENT BENEFITS PAID?

Answer: The normal form of payment under the Plan is a single lump sum payment. All participants are entitled to this benefit, regardless of marital status.

QUESTION:  HOW WILL MY BENEFIT BE PAID?

Answer:    The amount in your Accounts will be paid in cash.
           (However, you may elect to receive payments from your WSFS Common Stock account in cash or in stock.)

QUESTION:  HOW DO I ELECT MY OPTIONS?

Answer: The Plan Administrator will provide you with a written notice of your options to receive a payment of your benefits upon the occurrence of an event entitling you to a distribution.

QUESTION:  WHAT HAPPENS IF I TERMINATE EMPLOYMENT BEFORE MY
           NORMAL RETIREMENT DATE?

Answer: If you terminate employment for any reason the vested amount of your Account may be paid to you in a lump sum payment within 60 days after the end of the quarter in which you terminated your employment, or within 60 days after the end of the quarter in which all forms are submitted, if later.

           If the value of your vested Account when you retire, terminate employment, become disabled, or die is less than $3,500, the Plan Administrator WILL IMMEDIATELY DISTRIBUTE this benefit to you or your beneficiary without the consent of you, your spouse or your beneficiary. If your benefit is $3,500 or more, it may not be paid before you attain age 65 without your consent.

QUESTION:  WHEN MY BENEFIT BECOMES PAYABLE, CAN I DIRECT THAT IT
           BE TRANSFERRED DIRECTLY INTO ANOTHER QUALIFIED PLAN
           THAT ACCEPTS TRANSFERS OR AN IRA?

Answer: Generally, yes. Exceptions exist for certain installment distributions, distributions made after attainment of age 70-1/2, and distributions made after death other than to a spouse.


                          LOANS AND WITHDRAWALS

QUESTION:  MAY I BORROW FROM MY ACCOUNTS?

Answer: Yes. The Plan permits you to obtain a loan with the approval of the Plan Administrator. If a loan is approved, you will be charged a fee to cover the costs associated with processing your loan. You may generally borrow up to 1/2 of the VESTED value of all your Accounts in the Plan including Associate Savings, Rollover, After-Tax, Matching and Discretionary Profit-Sharing Contribution Accounts. The rate of interest will be consistent with rates charged for similar loans by entities in the business of making loans. Repayment is generally required within 5 years. The term of a loan may be 10 years if the loan is used to purchase a principal residence.

           All loans must be repaid through payroll withholding and will be secured by 50% of your vested Accounts. Loan repayments (principal and interest) are credited to your Account and are invested in accordance with your investment elections in effect at the time of the repayment. You may repay all or any portion of the outstanding balance of a loan at any time.

           Loans may not be made for less than $1,000, nor may you have more than one loan outstanding at any time, subject to other limitations under the Internal Revenue Code. The maximum loan amount is 50% of your vested Accounts not to exceed $50,000.00 in any 12 month period. If you are married, the consent of your spouse must be obtained PRIOR to granting any loan. Outstanding loan balances must be repaid within 60 days following termination of employment (or cessation of severance payments, if later), or they will be treated as a distribution from the Plan.

           OBTAINING A LOAN FROM YOUR 401(K) FUNDS CAN TAKE
           SEVERAL WEEKS. Contact the Human Resources Department if you need more information concerning loans.

QUESTION:  MAY I WITHDRAW MONEY FROM MY ACCOUNT?

Answer: Yes. In the event of a financial hardship you may receive a distribution of the vested portion of your Associate Savings Contribution, Rollover, After-Tax Contribution, Matching Contribution, Flex $ and Discretionary Profit-Sharing Contribution Accounts, exclusive of investment earnings from your Associate Savings Contribution Account after 1988. A minimum hardship withdrawal request must be for $1,000 unless the amount in your vested Accounts is less. Examples of hardships include certain medical expenses, purchase of a principal residence, payment of tuition, and to prevent eviction or foreclosure on an Associate's principal residence, where the Associate has no other financial resources to satisfy the hardship. Documentation supporting the financial need must be submitted to Human Resources; hardship withdrawals will only be granted within the discretion of the Plan Administrator and as permitted under the Plan and the Internal Revenue Code. THIS PROCESS CAN TAKE SEVERAL WEEKS. Please note that IF YOU RECEIVE
           A HARDSHIP DISTRIBUTION, YOU WILL NOT BE ENTITLED TO MAKE ASSOCIATE SAVINGS CONTRIBUTIONS TO THE PLAN FOR A PERIOD OF ONE YEAR. Also note that in addition to the regular income tax, hardship withdrawals made by Participants under age 591/2 are generally subject to
a
           10% FEDERAL PENALTY TAX.

QUESTION:  MAY I RECEIVE ANY OTHER DISTRIBUTIONS WHILE I AM
           EMPLOYED?

Answer: YES. Upon attaining age 591/2, you may be entitled to withdraw ALL VESTED AMOUNTS in your Associate Savings Contribution, in accordance with the terms of the Plan. If you made After-Tax contributions to the Plan (an option prior to 1988), you may withdraw those at any time even if you are under age 591/2.

                           ADMINISTRATION OF AND
                       RESPONSIBILITY FOR YOUR PLAN

QUESTION:  WHO IS THE PLAN ADMINISTRATOR OF THE WSFS 401(K) PLAN?

Answer:    The Plan Administrator is: WSFS Financial Corporation,
           838 Market Street, Wilmington, Delaware 19801.

QUESTION:  WHAT ARE THE DUTIES OF THE PLAN ADMINISTRATOR?

Answer: The Plan Administrator performs a wide range of activities, which include keeping accurate records and reports, and establishing the rules under which the Plan is administered. The Plan Administrator has a duty to act in good faith and in the Plan's best interest.

QUESTION:  WHO IS THE PLAN TRUSTEE?

Answer:    The Plan Trustee is the Charles Schwab Trust Company.

QUESTION:  WHAT ARE THE DUTIES OF THE PLAN TRUSTEE?

Answer: The Trustee of the Plan holds, invests and distributes the Plan assets.

QUESTION:  WHAT IS THE FEDERAL EMPLOYER IDENTIFICATION NUMBER
           ("EIN") FOR WSFS?

Answer:    WSFS's federal EIN is 51-0054940.

QUESTION:  WHAT TYPE OF PLAN DO I HAVE?

Answer:    Your Plan is a qualified Profit Sharing and Section
           401(k) Savings Plan which is a type of defined contribution plan under the Internal Revenue Code.
           The Plan Year for this Plan is the same as the calendar year. The identification number assigned to this Plan by the Plan Administrator is 002.


                    MISCELLANEOUS INFORMATION

QUESTION:  DOES PARTICIPATION IN THE PLAN AFFECT THE COMPENSATION
           AMOUNT USED TO CALCULATE ANY OF MY OTHER BENEFITS?

Answer: No. Participation in the Plan does not affect Social Security, or life and disability insurance benefits. Such benefits are generally determined based on your compensation calculated before your contributions to the Plan. Your participation in the Plan, however, may affect your ability to make a deductible IRA contribution if you earn in excess of the applicable statutory limitations. Please consult your tax advisor before making any IRA contributions.

QUESTION:  ARE THE BENEFITS OF THE PLAN COVERED BY GOVERNMENT
           INSURANCE?

Answer: No. The Federal government does not insure this type of plan. However, if the Plan terminates or WSFS goes out of business, all of the benefits in your Matching and Discretionary Profit Sharing Contribution Accounts become fully vested.

QUESTION:  CAN MY CREDITORS OR ANYONE ELSE OBTAIN ANY OF MY
           INTEREST IN THE PLAN?

Answer: As a general rule, the interest in your Accounts may not be transferred or otherwise alienated. This means that your interest may not be sold, assigned or hypothecated, used as collateral for a loan (other than within the Plan), given away or otherwise trans-ferred. In addition, your creditors may not attach, garnish, create a lien on or otherwise interfere with your benefits.

           There is an exception to this general rule. The Plan Administrator may be required by law to recognize obligations you incur as a result of court-ordered child support or alimony payments. The Plan Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your
           assets in the Plan to your   spouse, former spouse,
           child or other dependent. If a qualified domestic relations order is received by the Plan Administrator, all or a portion of your benefits may be used to satisfy the obligation.

           You must notify the Plan Administrator of any changes in marital status and should provide the Administrator with a copy of any court order which has any effect on your benefits under the Plan.

QUESTION:  WHO PAYS THE EXPENSES TO ADMINISTER THE PLAN?

Answer: WSFS generally pays for all external recordkeeping expenses and professional fees necessary to administer the Plan.

QUESTION:  WHO WILL INTERPRET THE PROVISIONS OF THE PLAN?

Answer: The Plan Administrator will interpret the Plan and all provisions within its complete and absolute discretion. Any disagreements regarding any interpretation of the Plan will be subject to review under the Claims Procedures contained in the Plan and outlined in this Summary Plan Description on page 507:12.

QUESTION:  CAN THE PLAN BE AMENDED OR TERMINATED?

Answer: Although WSFS intends to maintain the Plan indefinitely, WSFS or its Related Companies may amend or terminate the Plan, in whole or in part, or suspend WSFS contributions, at any time. Such action will not adversely affect the Account balances credited to any participant. Should it become necessary for the Related Companies to terminate or partially terminate the Plan, or to discontinue Plan contributions, each affected Participant's Accounts will become
           100% vested, regardless of length of service of the Participant.

                         * * * * * * * *

NOTHING CONTAINED IN THE PLAN OR THIS SUMMARY PLAN DESCRIPTION SHALL BE CONSTRUED AS A CONTRACT OF EMPLOYMENT BETWEEN WSFS AND ANY ASSOCIATE, NOR SHALL THE PLAN OR SUMMARY PLAN DESCRIPTION BE DEEMED TO GIVE ANY ASSOCIATE THE RIGHT TO BE RETAINED IN THE EMPLOY OF WSFS, OR LIMIT THE RIGHT OF WSFS TO EMPLOY OR DISCHARGE ANY ASSOCIATE OR TO DISCIPLINE ANY ASSOCIATE.

                         * * * * * * * *

         EMPLOYEE RETIREMENT INCOME SECURITY ACT (ERISA)

As a participant in the WSFS 401(k) Plan, you are entitled to certain rights and protections under the Employee Retirement
Income Security Act of 1974. ERISA provides that all plan participants be entitled to:

-- Examine, without charge, at the Plan Administrator's office or other specified location, all plan documents, including insurance contracts and all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.
-- Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.
-- Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plans. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request (in writing) materials from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state of Federal court.

If it should happen that plan fiduciaries misuse the plan's money, of if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services
Administration, Department of Labor.